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                                                                       EXHIBIT 3

                          CERTIFICATE OF INCORPORATION
                                       OF
                         CONTINENTAL CAN COMPANY, INC.
                            (FORMERLY VIATECH, INC.)

FIRST: The name of the corporation is Continental Can Company, Inc. (as amended 10/20/92)

SECOND: The address of the corporation's registered office in the State of Delaware is 100 West 10th Street, City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of capital stock which the corporation shall have authority to issue is 20,251,535, divided into (a) 250,000 shares, of the par value of $25 each, of a class designated First Cumulative Preferred Stock,
(b) 1,535 shares, of the par value of $100 each, of a class designated 4% Non-cumulative Second Preferred Stock, and (c) 20,000,000 shares of the par value of $.25 each, of a class designated Common Stock.

A statement of the voting power, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, in respect of the different classes of stock of the corporation, the fixing of which by the certificate of incorporation is desired, and the express grant of such authority as it is desired to grant to the board of directors to fix by resolution or resolutions any thereof in connection with the creation of one or more series of the First Cumulative Preferred Stock are as follows:

Division A.  First Cumulative Preferred Stock

(1) The First Cumulative Preferred Stock may be issued from time to time in one or more series and with such designation for each such series as shall be stated in the resolution or resolutions providing for the issue of each such series adopted by the board of directors. The board of directors in any such resolution or resolutions is authorized to fix, within the aggregate number of 250,000 shares of such First Cumulative Preferred Stock, the number of shares included within each series and to establish the voting powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions, of each such series, subject to the limitations set forth in the immediately succeeding paragraphs (2), (3) and (4). The shares of First Cumulative Preferred Stock of any one or more series may, by the resolution or resolutions of the board of directors establishing such series, be made convertible, at the option of the holder of record, upon such terms and conditions as the board shall determine, into shares of such class of stock of the corporation, or series within a class, as may be selected by the board of directors, except a class having rights or preferences as to dividends or distribution of assets upon liquidation, dissolution or winding up which are prior or superior in rank to those of the shares of stock being converted.

(2) No dividend shall be declared or paid on the 4% Non-cumulative Second Preferred Stock or the Common Stock, nor shall any other distribution on such 4% Non-cumulative Second Preferred Stock or Common Stock be made by way of purchase, redemption or otherwise, unless there shall have been paid, or declared and set aside for payment, all dividends on any series of First Cumulative Preferred Stock for any

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past quarterly, semi-annual or other payment period established by the resolution or resolutions of the board of directors creating such series, together with all past sinking fund installments on the First Cumulative Preferred Stock, if any.

(3) In the event of any liquidation, dissolution or winding up of the corporation, the assets shall first be distributed to the holders of record of the First Cumulative Preferred Stock until such holders have received a sum equal to the par value thereof, plus dividends accrued to the date of distribution. No series of any First Cumulative Preferred Stock shall be entitled to receive any premium in case of any liquidation, dissolution or winding up of the corporation.

(4) If the stated dividends and amounts payable on liquidation, dissolution or winding up on all series of First Cumulative Preferred Stock are not paid in full, the shares of all series of the First Cumulative Preferred Stock shall share ratably in the payment of dividends including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full, and in any distribution of assets other than by way of dividends in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full.

Division B.  4% Non-cumulative Second Preferred Stock

(1) Subject to the preferential rights of the First Cumulative Preferred Stock, the holders of record of shares of the 4% Non-cumulative Second Preferred Stock shall be entitled to receive, when and as declared by the board of directors out of funds legally available therefor, cash dividends at the rate of 4% of the par value thereof, and no more, in each calendar year (including the calendar year of issuance), and if not so paid in the full amount of 4% in any calendar year, no dividends may be paid on the Common Stock in such calendar year. Such dividend right of the 4% Non-cumulative Second Preferred Stock shall be Non-cumulative; that is to say, if the dividend or any part thereof, whether or not declared, is not paid on the 4% Non-cumulative Second Preferred Stock in the calendar year to which it pertains, such dividend or unpaid portion thereof may not be paid thereafter, regardless of whether the corporation shall have or shall have had earnings and profits available for the purpose.

(2) In the event of any liquidation, dissolution or winding up of the corporation, the assets shall, after satisfaction of the preferential rights of the First Cumulative Preferred Stock, be distributed to the holders of record of the 4% Non-cumulative Second Preferred Stock until such holders have received a sum equal to the par value thereof, plus an amount equal to the full dividend on the 4% Non-cumulative Second Preferred Stock for the year in which the first distribution is made (unless previously paid), whether or not declared, together with the amount of any dividend theretofore declared and not paid.

(3) Subject to the preferential rights of the First Cumulative Preferred Stock, the 4% Non-cumulative Second Preferred Stock may be redeemed as a whole at any time or in part from time to time at the option of the corporation upon 15 days' notice in writing to the holders of record of the shares to be redeemed. The redemption price shall be $102.50 per share, plus an amount equal to the full dividend on the 4% Non-cumulative Second Preferred Stock for the year in which redemption occurs (unless previously paid), whether or not declared. No 4% Non-cumulative Second Preferred Stock may be redeemed unless at the redemption date the full dividend on all shares of 4% Non-cumulative Second Preferred Stock for the current calendar year shall have been declared and paid. From and after the date fixed for redemption unless the corporation shall default of the redemption price, the shares of 4% Non-cumulative Second Preferred Stock shall cease to be outstanding for any purpose, and the holders shall have no right with respect thereto except to receive payment of the redemption price. If less than all shares of the 4% Non-cumulative Second Preferred Stock are being redeemed, the shares to be redeemed shall be selected pro rata or by lot as the board of directors may determine.

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(4)  The holders of the 4% Non-cumulative Second Preferred Stock shall be entitled to one vote for each share of 4% Non-cumulative Second Preferred Stock standing in the name of such holders on the record of stockholders and, except as to matters which under applicable law require the vote of the 4% Non-cumulative Second Preferred Stock as a class, shall vote with the holders of Common Stock as a single class.

Division C.  Common Stock

(1) Subject to the preferential rights of the First Cumulative Preferred Stock and the 4% Non-cumulative Second Preferred Stock to receive dividends, the holders of record of the Common Stock shall be entitled to receive dividends when and as declared by the board of directors out of funds legally available therefor.

(2) After satisfaction of the preferential rights of the First Cumulative Preferred Stock and the 4% Non-cumulative Second Preferred Stock, the remaining assets of the corporation shall be distributed equally per share to the holders of the Common Stock.

(3) The holders of the Common Stock shall be entitled to one vote for each share of Common Stock standing in the name of such holders on the record of stockholders. (as amended 5/23/88)

FIFTH:  The name and mailing address of the incorporator is as follows:

Name                          Address
----                          -------
Edward F. Clark, Jr.          2 Wall Street
                              New York, New York  10005


SIXTH: The board of directors may make, alter or repeal the by-laws of the corporation, subject only to such limitations, if any, as may from time to time be imposed by the by-laws.

The election of directors need not be by written ballot, except as may otherwise be provided in the by-laws.

SEVENTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter provided by law, and all rights conferred herein on stockholders, directors and officers are subject to this reserved power.

EIGHTH: A member of the Board of Directors of the Corporation shall have no personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, other than liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware Code, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to the date when this provision becomes effective. (added 6/10/86)

NINTH: The Company's Board of Directors shall be divided into three classes designated as Class A, Class B, and Class C, respectively. Directors shall be initially designated as Class A, Class B and Class C directors at the 1997 Annual Meeting of Stockholders. At the first annual meeting of the stockholders following the 1997 Annual Meeting, the term of office of the Class A directors shall expire and Class A directors shall be elected for a full term of three years. At the second annual meeting of the stockholders following the 1997 Annual Meeting, the term of office of the Class B directors shall expire and Class B directors shall be elected for a full term of three years. At the third annual meeting of the stockholders

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following the 1997 Annual Meeting, the term of office of the Class C directors shall expire and Class C directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Notwithstanding the foregoing provisions of this Article 9, each director shall serve until his or her successor is duly elected and qualified or until his earlier death, resignation, or removal. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director. Vacancies on the board may be filled by the remaining directors for the remainder of the full class term. (added 5/27/97)

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